Return to Express Systems SB-SA Amendment 5

Exhibit 10.1

Terms of Use

General Overture Services, Inc. and, its subsidiaries and affiliates (collectively "Overture") provide you with access to this Web site and the services available on this Web site, or other Web sites as indicated below, (collectively, the "Services," which will be defined more under the Section, "Services."). Access to and use of the Services is governed by these Terms of Use (the "Agreement"). By accessing or using the Services, you indicate your assent to be bound by the Agreement, and your acknowledgment of and agreement to its terms.

Services

The Services include Overture Search (located at www.overture.com) (the "Search Services"). The Services may also be located on third party web sites and/or applications either as a link from an add-on service to, or otherwise in connection with, Web sites and/or applications that such third parties control. Our Search Services enable you to search the World Wide Web for anything that interests you, whether, for example, it is fly fishing, medical research or digital cameras. We may provide you with search listings of advertisers of Overture (as well as search listings provided to Overture by a third party to supplement the advertiser listings) that help you find what you are looking for.

A little more detail:

The Services act as a system or venue to introduce you to buyers and sellers of goods and services and providers of information. Overture uses reasonable efforts to ensure the availability of the information and content, including links, that it makes available through the Services. However, the Services are composed of content not offered by Overture. Overture does not control (i) the quality, safety or legality of items available through or on its advertisers' Web sites or sites of third parties not in privity of contract with Overture, (ii) the truth or accuracy or legality of the content from those advertisers or those third parties (even if such content appears on the Services), or (iii) the availability or technical capabilities of their Web sites or links to those Web sites. Overture is not liable or responsible for content supplied or approved by third parties, or for actions you might take in reliance on that content. Nothing contained in any of the Services is an offer or promise to sell a specific product for a specific price or that any advertiser will sell any product or service for any purpose or price or on any specific terms. Overture does not guarantee the price, terms, product, availability and/or services offered by any advertiser. For all of the Services, Overture is not involved in any transactions between you and any of its advertisers, and is not responsible for, and does not guarantee the price or performance of any goods, services or information provided by advertisers. If you have a dispute with one or more advertisers, you agree to release and hereby release Overture (and Overture's officers, directors, agents, subsidiaries, affiliates, employees, successors, assigns, content providers and service providers) from claims, demands and damages (actual and consequential) of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with such disputes. If applicable, you waive California Civil Code section 1542, which says: "

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Only Personal Use is Authorized

Under this Agreement, Overture gives you limited permission to access and use the Services only for your personal use, and to copy, distribute and transmit the content of the Services only to the extent that such copying, distribution, and transmission is automatically done through your browser software incidentally to using the Services for your personal use. You may also print a copy of the information displayed on the Services for your personal use. That means, that except as set forth above, you may not modify, reformat, copy, display, distribute, transmit, publish, license, create derivative works from, transfer or sell any information, products, or service obtained by your use of the Services. This restriction means, among other things, that you may not mirror on your own Web site any portion of the Services or display through your own Web site any results pages or other information from the Services without Overture's express permission.

Your right to access the Services is subject to any limits established by Overture. You agree that you will not use any automated means, including, without limitation, agents, robots, scripts, or spiders, to access, monitor or copy the Services except those automated means expressly made available by Overture, if any, or authorized in advance and  in writing by Overture (for example, Overture approved third party tools and services). The Overture Web Site contains robot exclusion headers and you agree that you will not use any device, software or routine to bypass our robot exclusion headers, or to interfere or attempt to interfere with the proper working of the Services. Without limitation to the foregoing, you further agree that you will not take any action that imposes an unreasonable or disproportionately large load on our infrastructure (as determined by Overture). The technology underlying, and content within, the Services is owned by Overture and/or its licensors (including Overture's advertisers and other content providers) and is protected by copyright and other intellectual property or proprietary rights. If you use the Services other than as provided above, you may violate copyright and other laws of the United States, other countries, as well as applicable state laws and may be subject to penalties. That would not be a good thing. As between you and Overture, Overture owns and retains all ownership of the technology underlying and content within the Services, and reserves all rights not explicitly granted to you in this Agreement.

Disclaimer of Warranties

THE SERVICES ARE PROVIDED "AS IS," WITHOUT WARRANTY OF ANY KIND. OVERTURE DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Overture's Potential Liability for the Services is Limited

NEITHER OVERTURE NOR ANY OF ITS OFFICERS, DIRECTORS, AGENTS, SUBSIDIARIES, AFFILIATES, EMPLOYEES, SUCCESSORS, ASSIGNS, CONTENT PROVIDERS OR SERVICE PROVIDERS WILL BE LIABLE TO YOU FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF USE OF THE SERVICES, OR INABILITY TO GAIN ACCESS TO OR USE THE SERVICES. OVERTURE WILL NOT BE LIABLE FOR ANY MATERIAL OF WEB SITES IT LINKS TO AS PART OF THE SERVICES OR FOR INFORMATION CONTAINED IN OR PART OF THE SERVICES INCLUDING BUT NOT LIMITED TO SEARCH RESULTS. BECAUSE SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY TO YOU. IN SUCH STATES, THE RESPECTIVE LIABILITY OF OVERTURE, ITS EMPLOYEES, AGENTS, SUCCESSORS, ASSIGNS, AFFILIATES, AND CONTENT OR SERVICE PROVIDERS IS LIMITED TO THE GREATEST EXTENT PERMITTED BY SUCH STATE LAW.

Defamation, Copyright and Trademark Claims

Overture is a provider of an interactive computer services for purposes of 47 U.S.C. section 230. As such, its liability for others' conduct and information is limited as described therein.

Further, Overture is a service provider pursuant to the Digital Millennium Copyright Act. Pursuant to the Digital Millennium Copyright Act, Overture has designated an agent to receive notifications of alleged copyright infringement on the Services:

Business and Legal Affairs Overture Services, Inc.
74 N. Pasadena Ave., 3rd Floor Pasadena, CA 91103
Tel: 626-685-5600 Fax: 626-685-5601

In notifying Overture of alleged copyright infringement, you must include the following information:

o A description of the copyrighted work that is the subject of claimed infringement
o A description of the infringing material and information sufficient to permit Overture to locate the alleged material
o Contact information for you, including your address, telephone number and/or e-mail address
o A statement by you that you have a good faith belief that the material in the manner complained of is not authorized by the copyright owner, or its agent, or by the operation of any law
o A statement by you, signed under penalty of perjury, that the information in the notification is accurate and that you have the authority to enforce the copyrights that are claimed to be infringed o A physical or electronic signature of the copyright owner or a person authorized to act on the owner's behalf. Failure to include all of the above-listed information may result in the delay of the processing of your complaint. For more information on the Digital Millennium Copyright Act please visit the United States Copyright Office at http://lcweb.loc.gov/copyright/onlinesp/.

Overture does not arbitrate or resolve trademark disputes among Overture's advertisers or between those advertisers and third parties. However, Overture will promptly comply with an order of a court of competent jurisdiction concerning a trademark issue. Overture occasionally receives requests to remove listings from within the Services. Overture reserves the right to address such requests on a case-by-case basis.

Objectionable Material and Family Filtering

Overture encourages you to use discretion when browsing the Internet or using the Services. The Services may contain information that you find objectionable, harmful, deceptive or otherwise inappropriate, especially for children. If this is a concern for you, Overture encourages you to use the adult filtering service that may be provided by Overture. To ensure you do not receive offensive material, nevertheless, you must install your own filtering software if you wish to limit the content available through the Services. If you come across any site that you believe contains child pornography or other illegal material, please contact termsofuse@Overture.com and we will contact the authorities as appropriate.

Privacy and Data Collection

Overture does not collect personally identifying information from users of the Services unless users have explicitly given such information to Overture (for example, when becoming an advertiser or when sending us an e-mail with a question or as part of a contest). Overture's information practices are further described in its privacy policy. Overture's privacy policy is part of this Agreement, and you agree that use of data as described in the privacy policy is not an actionable breach of your privacy or publicity rights. If you have entered into another agreement with Overture (such as an Affiliate Agreement or an Advertiser Agreement), then you may be subject to additional or different provisions regarding privacy and data collection. If you would like more information, please read our privacy policy. You should consider any communication that you transmit to Overture (such as data, questions or answers, comments, or suggestions) as non-confidential, and agree that Overture will not be liable or responsible if information that belongs to you is intercepted and used by an unintended recipient.

Control over Features, Functions, and Access to the Services

Overture reserves the right to change any information, features and functions of the Services without prior notice. Overture may deny you access to all or part of the Services without prior notice if you engage in any conduct or activities that Overture determines, in its sole discretion, violate this Agreement, the rights of Overture or any third party, or is otherwise inappropriate. Choice of Law, Waiver, and Claims This Agreement shall be governed by the laws of the State of California without regard to its conflict of law provisions. Overture's failure to exercise or enforce any right or provision of the Agreement will not be deemed to be a waiver of such right or provision. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, the parties nevertheless agree that the court should endeavor to give effect to the parties' intentions as reflected in the provision, and the other provisions of this Agreement remain in full force and effect. You agree that regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to use of the Services must be filed within one (1) year after such claim or cause of action arose or be forever barred.

Arbitration

Any controversy or claim arising out of or relating to this Agreement or the Services will be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any such controversy or claim must be arbitrated on an individual basis, and must not be consolidated in any arbitration with any claim or controversy of any other party. The arbitration must be conducted in Los Angeles, California, and judgment on the arbitration award may be entered into any court having jurisdiction thereof. Either you or Overture may seek any interim or preliminary relief from a court of competent jurisdiction in Los Angeles, California, as necessary to protect the rights or property of you or Overture.

Notice

You may direct any questions concerning this Agreement to:

Overture Services, Inc.
Business Affairs
74 N. Pasadena Ave. 3rd Floor
Pasadena, CA 91103-3669

Amendment

Overture may amend this Agreement at any time by posting the amended terms on its Web site. This Agreement may not be otherwise amended except in a written document signed by you and Overture. This agreement was last revised on February 20, 2002.